Subsidiary                    State of Incorporation
----------                    ----------------------
Inter-Con/PC, Inc.*                Minnesota

* While the Company is not active in management of Inter-Con/PC, Inc. and does not actively control this entity, the Company does maintain an approximate fifty percent (50%) ownership stake.